As filed with the Securities and Exchange Commission on April 30, 2004

Registration No. 333-114152

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-1

REGISTRATION STATEMENT

Under

The Securities Act of 1933

XENOGEN CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	2835	77-0412269
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

860 Atlantic Avenue

Alameda, California 94501

(510) 291-6100

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

David W. Carter, Chief Executive Officer

Pamela R. Contag, Ph.D., President

Xenogen Corporation

860 Atlantic Avenue

Alameda, California 94501

(510) 291-6100

(Name, address, including zip code, and telephone number, including area code, of agents for service)

Copies to:

Karen A. Dempsey, Esq.	Gavin B. Grover, Esq.
Ashley C. Gould, Esq.	Russell J. Wood, Esq.
Wilson Sonsini Goodrich & Rosati	Morrison & Foerster LLP
Professional Corporation	425 Market Street
One Market, Spear Tower, Suite 3300	San Francisco, CA 94105
San Francisco, CA 94105	(415) 268-7000
(415) 947-2000

Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution

The following table sets forth the various fees and expenses expected to be incurred by the Registrant in connection with the sale and distribution of the securities being registered hereby, other than underwriting discounts and commission. All of the amounts shown are estimated except the SEC registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

Amount to be Paid
SEC Registration Fee	6,557
NASD Filing Fee	5,675
Nasdaq National Market Listing Fee	100,000
Printing and Engraving Expenses	*
Legal Fees and Expenses	*
Accounting Fees and Expenses	*
Transfer Agent and Registrar Fees and Expenses	*
Blue Sky Fees and Expenses	*
Miscellaneous Expenses	*

Total	*

*	to be filed by Amendment.

Item 14.    Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to officers, directors and other corporate agents in terms sufficiently broad to permit such indemnification under certain circumstances and subject to certain limitations.

The registrant’s certificate of incorporation and bylaws provide that the registrant shall indemnify its directors, officers, employees and agents to the full extent permitted by Delaware General Corporation Law, including in circumstances in which indemnification is otherwise discretionary under Delaware law.

In addition, the registrant has entered into separate indemnification agreements with its directors and executive officers which require the registrant, among other things, to indemnify them against certain liabilities which may arise by reason of their status as directors or executive officers. The registrant also intends to maintain director and officer liability insurance, if available on reasonable terms. We intend to enter into indemnification agreement with any directors and executive officers in the future.

These indemnification provisions and the indemnification agreements entered into between the registrant and its executive officers and directors may be sufficiently broad to permit indemnification of the registrant’s executive officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

The underwriting agreement filed as Exhibit 1.1 to this registration statement provides for indemnification by the underwriters of the registrant and its executive officers and directors for certain liabilities arising under the Securities Act, or otherwise.

Item 15.    Recent Sales of Unregistered Securities

Since January 1, 2001 the registrant has issued and sold the following unregistered securities:

(1) We have granted options to purchase 8,983,436 shares of common stock to employees, directors and consultants under our 1996 stock option plan at exercise prices ranging from $0.06 to

$3.00 per share. Of the 8,983,436 shares granted, 6,949,819 remain outstanding, 123,687 shares of common stock have been purchased pursuant to exercises of stock options and 1,909,930 shares have been canceled and returned to the 1996 stock option plan. Each transaction pursuant to our 1996 stock option plan was exempt from registration requirements in reliance on Rule 701 under Section 3(b) of the Securities Act.

(2) On January 19, 2001, we affected a 0.73-for-one reverse split of our common stock and reissued an aggregate of 3,800,569 shares in exchange for the common stock outstanding immediately prior to such stock split. Such issuance was exempt from registration requirements in reliance on Section 3(a)(9) of the Securities Act.

(3) On September 21, 2001, we issued a warrant to purchase 13,746 shares of that class of preferred stock issued in the our next round of private financing at a per share exercise price of $5.82 to General Electric Capital Corporation in connection with a leaseline facility. This warrant became exercisable for 13,746 shares of Series G preferred stock at our October 18, 2001 closing of the Series G preferred stock financing. This issuance was exempt from registration requirements in reliance on Section 4(2) of the Securities Act, or Regulation D promulgated thereunder.

(4) On October 11, 2001, we affected a 0.73-for-one reverse split of our preferred stock and reissued an aggregate of 16,522,765 shares in exchange for the preferred stock outstanding immediately prior to such stock split. Such issuance was exempt from registration requirements in reliance on Section 3(a)(9) of the Securities Act.

(5) On October 18, 2001, we sold an aggregate of 3,764,442 shares of Series G preferred stock at a per share price of $5.82 and issued warrants to purchase 1,129,328 shares of Series G preferred stock at a per share exercise price of $5.82 to eight investors. These issuances were exempt from registration requirements in reliance on Section 4(2) of the Securities Act, or Regulation D promulgated thereunder.

(6) On November 8, 2001, we sold 515,464 shares of Series G Preferred stock at a per share price of $5.82 and issued warrants to purchase 154,639 shares of Series G preferred stock at a per share exercise price of $5.82 to one investor. This issuance was exempt from registration requirements in reliance on Section 4(2) of the Securities Act, or Regulation D promulgated thereunder.

(7) On December 21, 2001, we sold 171,822 shares of Series G preferred stock at a per share price of $5.82 and issued warrants to purchase 51,546 shares of Series G preferred stock at a per share exercise price of $5.82 to one investor. This issuance was exempt from registration requirements in reliance on Section 4(2) of the Securities Act, or Regulation D promulgated thereunder.

(8) On December 31, 2001, we issued an aggregate of 69,341 shares of Series G preferred stock representing quarterly cumulative dividends of 8% per year on the Series G preferred stock. This issuance was exempt from registration requirements in reliance of Section 4(2) of the Securities Act.

(9) On January 14, 2002, we sold 171,821 shares of Series G preferred stock at a per share price of $5.82 and issued warrants to purchase 51,546 shares of Series G preferred stock at a per share exercise price of $5.82 to one investor. This issuance was exempt from registration requirements in reliance on Section 4(2) of the Securities Act, or Regulation D promulgated thereunder.

(10) On March 31, 2002, we issued an aggregate of 93,352 shares of Series G preferred stock representing quarterly cumulative dividends of 8% per year on the Series G preferred stock. This issuance was exempt from registration requirements in reliance of Section 4(2) of the Securities Act.

(11) On June 30, 2002, we issued an aggregate of 96,773 shares of Series G preferred stock representing quarterly cumulative dividends of 8% per year on the Series G preferred stock. This issuance was exempt from registration requirements in reliance of Section 4(2) of the Securities Act.

(12) On September 30, 2002, we issued an aggregate of 93,465 shares of Series G preferred stock representing quarterly cumulative dividends of 8% per year on the Series G preferred stock. This issuance was exempt from registration requirements in reliance of Section 4(2) of the Securities Act.

(13) On December 4, 2002, we issued a warrant to purchase 12,028 shares of Series G preferred stock at a per share exercise price of $5.82 to General Electric Capital Corporation in connection with an equipment lease line. This issuance was exempt from registration requirements in reliance on section 4(2) of the Securities Act, or Regulation D promulgated thereunder.

(14) On December 31, 2002, we issued an aggregate of 99,524 shares of Series G preferred stock representing quarterly cumulative dividends of 8% per year on the Series G preferred stock. This issuance was exempt from registration requirements in reliance of Section 4(2) of the Securities Act.

(15) On March 31, 2003, we issued an aggregate of 101,516 shares of Series G preferred stock representing quarterly cumulative dividends of 8% per year on the Series G preferred stock. This issuance was exempt from registration requirements in reliance of Section 4(2) of the Securities Act.

(16) On March 14, 2003, we issued 8% secured convertible promissory notes in the principal amount of $3 million to five of our investors. These transactions were exempt from registration requirements in reliance of Section 4(2) of the Securities Act.

(17) On April 30, 2003, we sold an aggregate of 29,978,826 shares of Series AA preferred stock at a per share price of $0.52 to 35 investors. These transactions were exempt from registration requirements in reliance on Section 4(2) of the Securities Act, or Regulation D promulgated thereunder.

(18) On April 30, 2003, we issued 23,837,396 shares of Series AA preferred stock issued in exchange for:

(a) 44,240 shares of our outstanding Series A preferred stock, 76,650 shares of our outstanding Series B preferred stock, 2,662,813 shares of our outstanding Series C preferred stock, 4,289,299 shares of our outstanding Series D preferred stock, and 4,306,992 shares of our outstanding Series E preferred stock, at a rate of 1 share of Series AA preferred stock per share Series A through Series E preferred stock; and

(b) 2,859,255 shares of our outstanding (as converted) Series F preferred stock and 5,445,679 shares of our outstanding Series G preferred stock at a rate of 1.5 shares of Series AA preferred stock per share of Series F and Series G preferred stock.

These transactions were exempt from registration requirements in reliance on Section 4(2) of the Securities Act, or Regulation D promulgated thereunder.

(19) On April 30, 2003, we issued warrants to purchase 2,581,819 shares of Series AA preferred stock at a per share exercise price of $0.52 in exchange for:

(a) warrants to purchase 84,230 shares of Series C preferred stock, converted such that the new warrants are exercisable for 1 share of Series AA preferred stock for each share of Series C underlying the Series C warrants; and

(b) warrants to purchase 1,665,058 shares of Series G preferred stock, converted such that the new warrants are exercisable for 1.5 shares of Series AA preferred stock for each share of Series G underlying the Series G warrants.

These transactions were exempt from registration requirements in reliance on Section 4(2) of the Securities Act, or Regulation D promulgated thereunder.

(20) On April 30, 2003, we issued 2,808,171 shares of common stock issued as conversion of 69,350 shares of our outstanding Series B preferred stock, 1,017,507 shares of our outstanding Series C preferred stock, 586,210 shares of our outstanding Series D preferred stock, 944,704 shares of our outstanding Series E preferred stock, and 190,400 shares of our outstanding Series G preferred stock, at a rate of 1 share of common stock per share Series A through Series G preferred stock. These transactions were exempt from registration requirements in reliance on Section 4(2) of the Securities Act, or Regulation D promulgated thereunder.

(21) On April 30, 2003, we issued warrants to purchase 57,116 shares of common stock at a per share exercise price of $5.82 as conversion of a warrant to purchase 57,116 shares of Series G preferred stock. This transaction was exempt from registration requirements in reliance on Section 4(2) of the Securities Act, or Regulation D promulgated thereunder.

(22) On July 8, 2003, we sold an aggregate of 12,115,384 shares of Series AA preferred stock at a per share price of $0.52 to four investors. These transactions were exempt from registration requirements in reliance on Section 4(2) of the Securities Act, or Regulation D promulgated thereunder.

(23) On December 10, 2003, we sold 480,000 shares of restricted common stock at a price of $0.06 per share to David W. Carter. This transaction was exempt from registration in reliance on Section 4(2) of the Securities Act.

(24) On January 9, 2004, we sold 160,000 shares of restricted common stock at a price of $0.06 per share to Pamela R. Contag, Ph.D. This transaction was exempt from registration in reliance on Section 4(2) of the Securities Act.

Item 16.    Exhibits and Financial Statement Schedules

(a)  Exhibits

Exhibit Number	Description

1.1*	Form of underwriting agreement

3.1**	Amended and restated certificate of incorporation of the registrant, as currently in effect

3.2*	Form of amended and restated certificate of incorporation of the registrant, to be effective upon completion of this offering

3.3**	Bylaws of the registrant, as currently in effect

3.4*	Form of amended and restated bylaws of the registrant, to be effective upon completion of this offering

4.1*	Form of specimen common stock certificate

5.1*	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation

10.1**	Amended and restated investors rights agreement between the registrant and the investors set forth on the signature pages thereto, dated July 8, 2003

10.2**	1996 stock option plan

10.3*	Form of 2004 equity incentive plan

10.4*	Form of 2004 employee stock purchase plan

10.5*	Form of indemnification agreement between the registrant and each of its officers and directors

Exhibit Number	Description

10.6**	Employment agreement between the registrant and David W. Carter, dated January 21, 1998

10.7**	Employment agreement between the registrant and Pamela R. Contag, Ph.D., dated January 21, 1998

10.8**	Real estate lease agreement by and between the registrant and Alameda Real Estate Investments dated January 15, 1998 for 860 Atlantic Avenue, Alameda, California, together with Amendment No. 1 dated June 9, 1998, Amendment No. 2 dated November 28, 2000 and Amendment No. 3 dated January 30, 2003

10.9**	Real estate lease agreement by and between the registrant and Alameda Real Estate Investments dated June 6, 2000 for 2061 Challenger Drive, Alameda, California, together with Amendment No. 1 dated November 28, 2000

10.10**	Real estate lease agreement by and between the registrant and Cedar Brook II Corporate Center, L.P. dated August 1998 for 5 Cedar Brook Drive, Cranbury, New Jersey, together with Amendment No. 1 dated August 5, 1999

10.11**	Real estate lease agreement by and between the registrant and Duke-Weeks Realty Limited Partnership, dated February 22, 2000 for 2033 Westport Center Drive, Maryland Heights, Missouri

10.12*	Form of common stock warrant

10.13†	License agreement between the registrant and the Board of Trustees of the Leland Stanford Junior University, dated May 5, 2000

10.14†	License agreement between the registrant (Xenogen Biosciences, formerly Embryogen, Inc.) and Ohio University, dated June 13, 1985 and amended July 1, 1991

10.15†	Sublicense agreement between the registrant (Xenogen Biosciences, formerly DNX, Inc.) and GenPharm International, Inc., dated January 1, 1991 together with letter agreement amendment dated August 21, 1991

10.16†	CCD camera manufacture and supply agreement between the registrant and Spectral Instruments, Inc., dated April 9, 2003

10.17†	Commercial license agreement between the registrant and IRM, LLC, dated July 12, 2000 and amended July 12, 2003

10.18†	License agreement between the registrant and Promega Corporation, dated March 20, 2003

10.19†	Collaborative research agreement between the registrant (Xenogen Biosciences) and Pfizer, Inc., dated September 30, 2001 and amended January 21, 2002, September 29, 2003 and December 11, 2003

10.20†	Collaborative research agreement between the registrant (Xenogen Biosciences) and Pfizer, Inc., dated December 28, 2000 and amended December 28, 2003

10.21*	Form of restricted stock purchase agreement between the registrant and Pamela Reilly Contag, Ph.D. and David W. Carter

16.1**	Letter regarding change in certifying accountants

21.1**	List of subsidiaries

23.1**	Consent of Deloitte & Touche LLP, independent auditors

23.2*	Consent of counsel (included in exhibit 5.1)

24.1	Power of attorney (see page II-6 of this registration statement)

*	To be filed by amendment
**	Previously filed.
†	Portions of this exhibit have been redacted and filed separately with the Commission along with a confidential treatment request.

(b) Financial Statement Schedules

None.

Item 17.    Undertakings

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertake that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from a form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alameda, State of California on April 30, 2004.

By:	*
David W. Carter
Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints, jointly and severally, David W. Carter, Pamela Reilly Contag, Ph.D. and Kevin J. Birtchnell, and each of them, as his or her attorney-in-fact, with full power of substitution, for him or her in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any and all registration statements related to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by his said attorney to any and all amendments to said registration statement.

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:

Signature	Title	Date

* David W. Carter	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	April 30, 2004

* Pamela Reilly Contag, Ph.D.	President and Director	April 30, 2004

/S/ KEVIN J. BIRTCHNELL Kevin J. Birtchnell, A.C.A.	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	April 30, 2004

* Brian G. Atwood	Director	April 30, 2004

* Michael F. Bigham	Director	April 30, 2004

* Robert W. Breckon	Director	April 30, 2004

* Christine B. Cordaro	Director	April 30, 2004

Signature	Title	Date

* Michael R. Eisenson	Director	April 30, 2004

William A. Halter	Director

Chris Jones	Director

* Raymond Whitaker, Ph.D.	Director	April 30, 2004

By:	/s/ KEVIN J. BIRTCHNELL Kevin J. Birtchnell Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description

1.1*	Form of underwriting agreement

3.1**	Amended and restated certificate of incorporation of the registrant, as currently in effect

3.2*	Form of amended and restated certificate of incorporation of the registrant, to be effective upon completion of this offering

3.3**	Bylaws of the registrant, as currently in effect

3.4*	Form of amended and restated bylaws of the registrant, to be effective upon completion of this offering

4.1*	Form of specimen common stock certificate

5.1*	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation

10.1**	Amended and restated investors rights agreement between the registrant and the investors set forth on the signature pages thereto, dated July 8, 2003

10.2**	1996 stock option plan

10.3*	Form of 2004 equity incentive plan

10.4*	Form of 2004 employee stock purchase plan

10.5*	Form of indemnification agreement between the registrant and each of its officers and directors

10.6**	Employment agreement between the registrant and David W. Carter, dated January 21, 1998

10.7**	Employment agreement between the registrant and Pamela R. Contag, Ph.D., dated January 21, 1998

10.8**	Real estate lease agreement by and between the registrant and Alameda Real Estate Investments dated January 15, 1998 for 860 Atlantic Avenue, Alameda, California, together with Amendment No. 1 dated June 9, 1998, Amendment No. 2 dated November 28, 2000 and Amendment No. 3 dated January 30, 2003

10.9**	Real estate lease agreement by and between the registrant and Alameda Real Estate Investments dated June 6, 2000 for 2061 Challenger Drive, Alameda, California, together with Amendment No. 1 dated November 28, 2000

10.10**	Real estate lease agreement by and between the registrant and Cedar Brook II Corporate Center, L.P. dated August 1998 for 5 Cedar Brook Drive, Cranbury, New Jersey, together with Amendment No. 1 dated August 5, 1999

10.11**	Real estate lease agreement by and between the registrant and Duke-Weeks Realty Limited Partnership, dated February 22, 2000 for 2033 Westport Center Drive, Maryland Heights, Missouri

10.12*	Form of common stock warrant

10.13†	License agreement between the registrant and the Board of Trustees of the Leland Stanford Junior University, dated May 5, 2000

10.14†	License agreement between the registrant (Xenogen Biosciences, formerly Embryogen, Inc.) and Ohio University, dated June 13, 1985 and amended July 1, 1991

Exhibit Number	Description

10.15†	Sublicense agreement between the registrant (Xenogen Biosciences, formerly DNX, Inc.) and GenPharm International, Inc., dated January 1, 1991 together with letter agreement amendment dated August 21, 1991

10.16†	CCD camera manufacture and supply agreement between the registrant and Spectral Instruments, Inc. dated April 9, 2003

10.17†	Commercial license agreement between the registrant and IRM, LLC, dated July 12, 2000 and amended July 12, 2003

10.18†	License agreement between the registrant and Promega Corporation, dated March 20, 2003

10.19†	Collaborative research agreement between the registrant (Xenogen Biosciences) and Pfizer, Inc., dated September 30, 2001 and amended January 21, 2002, September 29, 2003 and December 11, 2003

10.20†	Collaborative research agreement between the registrant (Xenogen Biosciences) and Pfizer, Inc., dated December 28, 2000 and amended December 28, 2003

10.21*	Form of restricted stock purchase agreement between the registrant and Pamela Reilly Contag, Ph.D. and David W. Carter

16.1**	Letter regarding change in certifying accountants

21.1**	List of subsidiaries

23.1**	Consent of Deloitte & Touche LLP, independent auditors

23.2*	Consent of counsel (included in exhibit 5.1)

24.1	Power of attorney (see page II-6 of this registration statement)

*	To be filed by amendment
**	Previously filed.
†	Portions of this exhibit have been redacted and filed separately with the Commission along with a confidential treatment request.